EXHIBIT 99


CONTACT: Stuart Tashlik                           Embargo until January 21, 2000
         Senior V.P.-Planning & Communications    8:00 a.m. E.S.T.
         480/636-5355


              THESE ARE THE EARNINGS FOR FINOVA CAPITAL CORPORATION
               THE PRINCIPAL SUBSIDIARY OF THE FINOVA GROUP INC.,
                  WHOSE EARNINGS WERE RELEASED JANUARY 20, 2000

                           FINOVA CAPITAL CORPORATION
              ANNOUNCES 33% INCREASE AND RECORD NET INCOME FOR 1999


SCOTTSDALE, ARIZ., JAN. 21, 2000 -- FINOVA Capital Corporation today announced record net income of $219.0 million for the year ended Dec. 31, 1999, compared to $164.1 million in 1998, a 33% increase.

1999 HIGHLIGHTS:

     +    Record net income up 33% from 1998

     +    Managed assets increased 29% to $13.6 billion

     +    Three acquisitions totaling $1.1 billion successfully closed

     +    New business originations reach $4.9 billion, a 22% increase over 1998

     +    Fee-based volume declines to $6.3 billion, a 13% reduction from 1998

     + FINOVA and J.P. Morgan form "Preferred Partner Program" to originate and securitize commercial mortgage backed securities (CMBS loans)

                                       Fourth Quarter              Year
                                      ----------------       ----------------
                                       1999      1998         1999      1998
                                       ----      ----         ----      ----
     Net income (in millions)         $57.6     $39.2        $219.0    $164.1
     Operating margin                   5.7%      6.3%          5.8%      6.3%
     Efficiency ratio                  37.5%     36.4%         37.0%     38.3%

     Net income for the fourth quarter of 1999 was a record $57.6 million compared to $39.2 million for the fourth quarter of 1998, a 47% increase.

     Sam Eichenfield, FINOVA Chairman and CEO, said, "I am very pleased with FINOVA's performance in 1999. Our accomplishments included three acquisitions that rounded out certain product lines of the company; a Preferred Partner Program with J. P. Morgan to free our balance sheet of the CMBS product; record new business volume and portfolio growth; a significant increase in earnings; and, recognition for once again being one of the best companies in America to work."

     The company culminated the year with a record $1.4 billion of new business in the fourth quarter, the sixth consecutive quarter it exceeded $1 billion in new lease and loan business. New business for the year was $4.9 billion, an increase of $886 million over the $4.0 billion generated in 1998. This new business, combined with acquired assets of $1.1 billion, resulted in managed assets growing by $3.0 billion to $13.6 billion at Dec. 31, 1999 from $10.6 billion at the end of 1998, a 29% increase. Excluding acquired assets, managed assets grew by $1.9 billion, or 18% during 1999. FINOVA's backlog of new business increased to $2.0 billion at Dec. 31, 1999, from $1.9 billion at Dec. 31, 1998, but declined from $2.4 billion at the end of the third quarter due to the changes made at FINOVA Realty Capital wherein new CMBS deals will be funded by our partner J.P. Morgan and not flow through FINOVA's backlog.

         Interest margins earned improved by $108 million in 1999, a 24% increase primarily due to portfolio growth. As a percent of average earning assets, interest margins earned declined to 5.3% for both the fourth quarter and full-year 1999 from 5.4% for the comparable 1998 periods. The reduction is attributable to an increase in FINOVA's cost of funds, resulting from efforts to extend maturities on short-term borrowings over year-end 1999, thereby avoiding liquidity issues in connection with Y2K concerns, and to higher cost fixed-rate debt raised in November 1999.

     Volume-based fees were down by $8.0 million in the fourth quarter of 1999 when compared to the fourth quarter of 1998 ($11.8 million in 1999 vs $19.8 million in 1998) and down by $27.6 million for the full year ($50.1 million in 1999 vs $77.7 million in 1998) due to lower fee-based volume in 1999 and returns on that volume that were lower by 0.27% (0.80% in 1999 vs 1.07% in 1998). Fee-based volumes were down $382 million in the fourth quarter of 1999 when compared to 1998's fourth quarter ($1.475 billion compared to $1.857 billion) and down by $942 million for the full year ($6.315 billion compared to $7.257 billion) principally due to lower volume originated by FINOVA Realty Capital.

     Portfolio quality, measured by nonaccruing assets as a percent of managed assets, was 2.2% at Dec. 31, 1999 up from 2.0% at Dec 31, 1998, but down from 2.3% at Sept. 30, 1999. Nonaccruing assets at Dec. 31, 1999 were $295 million compared to $205 million a year ago. Net write-offs for the full year in 1999 were approximately the same as in 1998 at $56.9 million but down slightly for the fourth quarter ($17.3 million in 1999 compared to $19.8 million in 1998). As a percent of average managed assets, net write-offs in 1999 were 0.48% compared to 0.60% in 1998. Reserves for credit losses were 2.0% of ending managed assets at the end of both 1998 and 1999. Loss provisions were lower in 1999 for both the fourth quarter ($24.8 million in 1999 compared to $37.7 million in 1998) and the full year ($76.8 million in 1999 vs $82.2 million in 1998). Changes in the reserve and resulting loss provisions are impacted by net write-offs, changes in the portfolio and acquisitions.

     Gains on disposal of assets were $22.0 million in the fourth quarter of 1999, up from $12.5 million for the comparable 1998 period, and for the year were $68.0 million in 1999 compared to $27.9 million in 1998. Gains in 1999 included $21 million from the sale of residuals coming off lease, $35 million from sale of investments and $12 million of CMBS gains.

     Operating efficiency, which is the ratio of operating expenses to operating margin and gains, was 37.0% in 1999, an improvement from the 38.3% in 1998. Operating expenses were $253.8 million in 1999, up from $216.7 million in 1998 primarily due to higher personnel costs related to acquisitions in 1999 and higher sales incentive compensation related to the increased new business levels.

     "In summary, FINOVA enjoyed another fine year in 1999 and is well positioned for 2000 and the future," Eichenfield said.

     FINOVA  Capital  Corporation  is  one  of the  nation's  leading  financial services companies focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Scottsdale, Ariz. with business development offices throughout the U.S. and in London, U.K., and
Toronto, Canada. FINOVA was once again named one of FORTUNE'S "Best 100 Companies To Work For In America." For more information, visit the company's website at www.finova.com.

                                       ###

                           FINOVA Capital Corporation
                          and Consolidated Subsidiaries
                         Summary of Consolidated Income
                                   (Unaudited)
                             (Dollars in Thousands)

                                                  Quarter Ended           Twelve Months Ended
                                                   December 31,              December 31,
                                              ----------------------    ------------------------
                                                1999         1998           1999         1998
                                              ---------    ---------    -----------    ---------
Interest earned from financing transactions   $ 312,821    $ 247,467    $ 1,114,181    $ 891,571
Operating lease income                           28,213       28,095        114,462      116,202
Interest expense                               (172,380)    (131,268)      (592,858)    (478,177)
Operating lease depreciation                    (14,606)     (18,541)       (67,987)     (70,081)
                                              ---------    ---------    -----------    ---------
Interest margins earned                         154,048      125,753        567,798      459,515
Volume-based fees                                11,764       19,777         50,080       77,723
                                              ---------    ---------    -----------    ---------
Operating margin                                165,812      145,530        617,878      537,238
Provision for credit losses                     (24,750)     (37,700)       (76,800)     (82,200)
Gains on disposal of assets                      22,010       12,483         68,020       27,912
Operating expenses                              (70,416)     (57,521)      (253,754)    (216,653)
                                              ---------    ---------    -----------    ---------
Income before income taxes                       92,656       62,792        355,344      266,297
Income taxes                                    (35,092)     (23,620)      (136,318)    (102,174)
                                              ---------    ---------    -----------    ---------

Net Income                                    $  57,564    $  39,172    $   219,026    $ 164,123
                                              =========    =========    ===========    =========

                           FINOVA Capital Corporation
         Selected Consolidated Financial Data and Ratios (Unaudited) (A)
                             (Dollars in Thousands)

                                                             As of December 31,
                                                  ----------------------------------------
FINANCIAL POSITION:                                  1999           1998          1997
                                                  -----------    -----------    ----------
 Ending funds employed                            $13,121,977    $10,020,221    $8,420,462
 Securitizations and participations sold (B)          483,397        537,596       457,967
                                                  -----------    -----------    ----------
   Total managed assets                            13,605,374     10,557,817     8,878,429
 Reserve for credit losses                            264,983        207,618       177,088
 Nonaccruing assets                                   295,123        205,233       187,356
 Nonaccruing assets as  % of managed assets (C)           2.2%           2.0%          2.1%
 Reserve for credit losses as a % of:
   Ending managed assets (C) (D)                         2.00%          2.03%         2.02%
   Nonaccruing assets                                    89.8%         101.2%         94.5%
 Total assets                                     $14,039,513    $10,494,503    $8,762,709
 Total debt                                        11,407,767      8,394,578     6,764,581
 Common shareowner's equity                         1,748,201      1,331,643     1,261,868
 Backlog                                            2,025,867      1,935,106     1,601,218
 Total debt to equity                                    6.5x           6.3x          5.4x

                                               For the Quarter Ended          For the Year Ended
                                                    December 31,                  December 31,
                                             --------------------------    -------------------------
PERFORMANCE HIGHLIGHTS:                         1999           1998           1999          1998
                                             -----------    -----------    -----------    ----------
 Average managed assets                      $12,874,560    $10,314,440    $11,845,460    $9,502,823
 Average earning assets (E)                   11,673,692      9,287,136     10,718,941     8,546,715
 New business                                  1,434,538      1,238,803      4,865,746     3,979,265
 Fee-based volume                              1,475,049      1,856,692      6,315,296     7,257,003
 Net write-offs                                   17,269         19,830         56,854        56,758
 Net write-offs (annualized) as a % of
  average managed assets (C)                        0.54%          0.78%          0.48%         0.60%
 Operating margin (annualized) as
  a % of average earning assets                      5.7%           6.3%           5.8%          6.3%
 Interest margins earned (annualized) as a
  % of average earning assets                        5.3%           5.4%           5.3%          5.4%
 Operating expenses as a % of
  operating margin plus gains                       37.5%          36.4%          37.0%         38.3%

----------
(A) Averages for the periods presented are based on month-end balances except for the weighting of acquisitions, which are based on days outstanding.

(B) Securitizations are assets sold under securitization agreements and managed by the company.

(C) Excludes participations sold in which the company has transferred credit risk.

(D)  Excludes financing contracts held for sale.

(E) Average earning assets equal average funds employed less average deferred taxes on leveraged leases and average nonaccruing assets.